Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Advanced Energy Industries, Inc. 2023 Omnibus Incentive Plan of our reports dated February 17, 2023, with respect to the consolidated financial statements of Advanced Energy Industries, Inc. and the effectiveness of internal control over financial reporting of Advanced Energy Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 3, 2023